                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               GTE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               GTE CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                     [GTE LOGO]

                                                     GTE CORPORATION
                                                     One Stamford Forum
                                                     Stamford, Connecticut 06904
                                                     Telephone: 203-965-2000

CHARLES R. LEE
Chairman and Chief Executive Officer                 March 3, 1995

To Our Shareholders:

     On behalf of the Board of Directors, I cordially invite you to attend the 1995 Annual Meeting of Shareholders of GTE Corporation. The Annual Meeting will be held from 2:00 P.M. to 4:00 P.M., Local Time, on Wednesday, April 19, 1995, in the Wisteria Room of the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut. The formal notice of the Annual Meeting appears on the next page and directions to the meeting are printed on the back cover.

     The attached Proxy Statement describes matters that we expect will be acted upon at the meeting. During the meeting, shareholders who are present at the meeting will have the opportunity to ask questions.

     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the postpaid envelope.

     We are gratified by our shareholders' continued interest in GTE and pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

                                          Sincerely,

                                          /s/ Charles R. Lee

[GTE LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 19, 1995

                                                           Stamford, Connecticut
                                                                   March 3, 1995

     The Annual Meeting of Shareholders of GTE Corporation will be held in the Wisteria Room of the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut, on Wednesday, April 19, 1995, at 2:00 P.M., Local Time, for the following purposes:

        1. To elect five Class III directors and one Class II director to the Board of Directors;

        2. To ratify the appointment of auditors;

        3. To consider and act upon the following seven shareholder proposals described in the accompanying Proxy Statement:

          (a) eliminate the staggered election of directors,

          (b) establish criteria to limit executive officers' compensation so that it does not exceed 75 times the wages of the average hourly employees and to more closely link wages and compensation to company profits,

          (c) limit increases in executive officers' total annual cash compensation to an amount no greater than the average annual percentage pay increases to employees,

          (d) endorse the CERES Principles,

          (e) establish a policy of reporting on GTE's equal employment opportunity/affirmative action program,

          (f) eliminate non-employee director retirement plan and pensions previously granted under the plan, and

          (g) require shareholder approval of agreements with officers and directors providing for the payment of benefits upon a change in control; and

        4. To act upon any other matters properly coming before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on February 28, 1995 will be entitled to vote at the meeting.

                                          By order of the Board of Directors,

                                          MARIANNE DROST
                                             Secretary

     PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                  [GTE LOGO]

                ONE STAMFORD FORUM, STAMFORD, CONNECTICUT 06904

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 19, 1995

     This Proxy Statement is furnished to shareholders of GTE Corporation ("GTE" or the "Corporation") in connection with the Annual Meeting of Shareholders of GTE (the "Annual Meeting") to be held from 2:00 P.M. to 4:00 P.M., Local Time, on Wednesday, April 19, 1995, at the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut, and at any adjournment thereof. The GTE Board of Directors is soliciting proxies to be voted at the Annual Meeting.

     This Proxy Statement and Notice of Meeting, the proxy card and GTE's Annual Report to shareholders were mailed to shareholders beginning March 3, 1995.

PROXY PROCEDURE

     Only shareholders of record at the close of business on February 28, 1995 are entitled to vote in person or by proxy at the Annual Meeting.

     GTE's Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder attends the Annual Meeting, he or she may vote by ballot.

     If a shareholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, his or her shares will not be voted. Abstentions are counted towards determining whether a quorum is present.

     Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not mark the boxes, the shares represented by that proxy card will be voted as recommended by the Board of Directors. The proxy card also gives the individuals named as Proxies discretionary authority to vote the shares represented on any other matter that is properly presented for action at the Annual Meeting. A shareholder may revoke his or her proxy at any time before it is voted by: (i) giving notice in writing to the Secretary of GTE; (ii) granting a subsequent proxy; or (iii) appearing in person and voting at the Annual Meeting.

     If a shareholder participates in the GTE Shareholder Systematic Investment Plan (the "SSIP"), his or her proxy card represents both the number of shares registered in his or her name and the number of full shares credited to his or her SSIP account. All such shares will be voted in accordance with the instructions on the proxy card.

     Participants in the GTE Savings Plan, the GTE Corporation Savings, Investment & Tax-Deferral Plan for Hourly Employees, the GTE Hourly Savings Plan, the AGCS Savings Plan and the AGCS Hourly Savings Plan (collectively, the "Savings Plans") and the Consolidated Employee Stock Ownership Plan of GTE Corporation (the "CESOP") who are also holders of additional shares of Common Stock will receive one proxy card representing all holdings registered in a similar manner. Accordingly, the executed proxy card also will provide instructions to the trustees of the Savings Plans as to the voting of shares held in those Plans. Shareholders will receive a separate proxy card for their individual and Savings Plan holdings if their accounts are not registered in a similar manner.

Unvoted shares of the CESOP are voted at the discretion of the Trustee. Unvoted shares of the Savings Plans are voted by the Trustee in the same proportion as shares for which voting instructions have been received.

COST OF SOLICITATION

     The cost of soliciting proxies will be borne by GTE. Proxies may be solicited by directors, officers or regular employees of GTE in person or by telephone or other means. In addition, GTE has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies, and it is estimated their charges and expenses will not exceed $25,000. GTE also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, Inc. concerning the sending of proxies and proxy material to the beneficial owners of stock.

VOTING

  Shares Outstanding
     The outstanding voting stock of GTE as of January 31, 1995 consisted of:
967,064,265 shares of Common Stock; 1,596,955 shares of Preferred Stock; and 142,603 shares of $2.00 Convertible No Par Preferred Stock. Each share of the Common Stock, Preferred Stock and $2.00 Convertible No Par Preferred Stock is entitled to one vote.

     It is the policy of the Corporation that all proxies, ballots and tabulations that identify the vote of individual shareholders are kept confidential and not seen by, nor reported to the Corporation, except where shareholders write comments on their proxy cards, or as necessary to meet legal requirements or in a contested proxy solicitation.

  Vote Required
     The nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common, Preferred and $2.00 Convertible No Par Preferred Stock entitled to vote at the Annual Meeting will be elected. An affirmative majority of the votes cast is required to ratify the appointment of auditors and to approve each of the shareholder proposals. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director or any proposal. Shares represented by broker non-votes are not considered present at the meeting and are not counted towards quorum.

PROXY STATEMENT PROPOSALS

     At the Annual Meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The shareholders also vote to ratify or reject the auditors selected by the Audit Committee of the Board of Directors. In addition, the Board of Directors may submit other matters to the shareholders for action at the Annual Meeting.

     Shareholders of GTE also may submit proposals for inclusion in the proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in GTE's 1996 proxy material, a shareholder's proposal must be received not later than November 4, 1995 at GTE's Corporate Headquarters, One Stamford Forum, Stamford, Connecticut 06904, Attention: Secretary.

     In addition, GTE's By-Laws provide that in order for business to be brought before the Annual Meeting, a shareholder must deliver written notice to the Secretary of GTE not less than 30 nor more than 60 days prior to the date of the Annual Meeting. The notice must state the shareholder's name, address and number and class of shares of GTE stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting and any material interest of the shareholder in the proposal.

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     The By-Laws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Secretary of GTE. The notice must be delivered not less than 30 nor more than 60 days before the date of a meeting of shareholders. The notice must set forth the name and address of and number and class of shares owned by the shareholder (and that of any other shareholders known to be supporting said nominee) and the nominee for election as a director, the age of the nominee, the nominee's business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of GTE if elected.

BOARD OF DIRECTORS

     The Board of Directors manages the business of GTE. It establishes the overall policies and standards for GTE and reviews the performance of management. The directors are kept informed of GTE's operations at meetings of the Board and its Committees and through reports and analyses and discussions with management.

     The Board of Directors meets on a regularly scheduled basis and, during 1994, met on fourteen occasions. In addition, significant communications between the directors and the Corporation occur apart from regularly scheduled Board and Committee meetings. Accordingly, management does not regard attendance at meetings to be the primary criterion in evaluating the contributions a director makes to GTE. For the Board of Directors as a whole, average attendance at Board and Committee meetings (the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all Committees of the Board on which each director served) during 1994 was 95.4%. During 1994, none of the incumbent directors attended less than 75% of the aggregate of the total number of Board meetings and the total number of meetings of all Committees of the Board on which he or she served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established six standing Committees and has assigned certain responsibilities to each of those Committees.

  Audit Committee
     The Audit Committee met four times in 1994. The Audit Committee recommends the appointment of independent public accountants for GTE, reviews the scope of audits proposed by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures.

  Executive Compensation and Organizational Structure Committee
     The Executive Compensation and Organizational Structure Committee had seven meetings during 1994. The functions of this Committee include the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of the GTE Corporation Executive Incentive Plan and the GTE Corporation 1991 Long-Term Incentive Plan, the review of and recommendations concerning directors' compensation and consultation on senior executive continuity and organizational matters.

  Nominating Committee
     The Nominating Committee had four meetings during 1994. The functions of this Committee include the consideration of the size and composition of the Board, review and recommendation of

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individuals for election as directors or officers of GTE, review of criteria for selecting directors and evaluation of directors, as appropriate, and consideration of policies and practices with respect to the functioning of the Board. In carrying out its responsibilities for recommending candidates to fill vacancies on the Board and in recommending a slate of directors for election by the shareholders at the Annual Meeting, the Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of GTE at its Corporate Headquarters. Individuals suggested as candidates should have high level management experience in a large, relatively complex organization or have experience dealing with complex problems. A candidate also must indicate a willingness to attend scheduled Board and Committee meetings.

  Pension Trust Coordinating Committee
     The Pension Trust Coordinating Committee is responsible for reviewing the performance of the portfolios of and investment advisors to GTE's various pension plans, approving overall investment policy relating to the assets of the pension plans and monitoring the actuarial soundness of those plans. The Committee had three meetings during 1994.

  Public Policy Committee
     The Public Policy Committee, which met twice during 1994, reviews the policies and practices of GTE as to corporate contributions, employee safety and health and assumes such other duties as the Board may from time to time delegate.

  Strategic Issues, Planning and Technology Committee
     The Strategic Issues, Planning and Technology Committee is responsible for reviewing the long-term strategic objectives and goals of the Corporation and the external and internal issues related to those goals. This Committee had five meetings during 1994.

DIRECTORS' COMPENSATION

  Retainer and Meeting Fees
     Directors who are also employees of GTE are not paid any fees or other remuneration, as such, for service on the Board or on any Board committee.

     Each non-employee director receives an annual retainer of $30,000 plus 200 shares of GTE Common Stock awarded pursuant to the GTE Corporation 1991 Long-Term Incentive Plan ("LTIP"). Non-employee directors receive a retainer of $1,500 for each Committee on which they serve. A director who chairs a Committee receives a retainer of $2,500. In addition, non-employee directors receive $1,200 for each Board or Committee meeting they attend. Non-employee directors are those directors who are not otherwise employees of GTE or its subsidiaries and thus are not otherwise eligible to participate in the GTE employee incentive programs, savings plans, or stock purchase plans.

  Other Compensation
     Under the Deferred Compensation Plan for Non-Employee Members of the Board of Directors of GTE Corporation (the "Deferred Compensation Plan"), any non-employee director may elect annually to defer all or any portion of his or her current cash compensation as a director and receive future payments in one or more installments. Amounts deferred under the Deferred Compensation Plan are treated as if held in GTE Common Stock and are accounted for in units with each unit equal to the value of one share of GTE Common Stock ("Common Stock Units"). Common Stock Units increase or decrease in value based on the fair market value of an equivalent number of shares of GTE Common Stock. In addition, cash equal to the dividends on an equivalent number of shares of GTE Common Stock is credited to a non-employee director's account each time a dividend is paid. The cash is then converted into additional Common Stock Units. All payments under the Deferred Compensation Plan are made in cash. A director may elect a payment schedule that begins either on

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fixed dates in the future at least six months after the close of the year for which the deferral is made, or at any time commencing at least six months after the director retires from GTE's Board.

     Under the Phantom Stock Plan for Non-Employee Members of the Board of Directors of GTE Corporation (the "PSP"), non-employee directors are awarded 300 Common Stock Units annually. Common Stock Units increase or decrease in value based on the fair market value of an equivalent number of shares of GTE Common Stock. The Common Stock Units are held in an account for the director and, each time a dividend is paid, an equivalent amount is converted to Common Stock Units and credited to the director's PSP account. Payments under the PSP are made in cash and a director may elect a schedule of payments beginning no earlier than six months after the director retires from the GTE Board.

     Directors may also elect to invest the balance of their Deferred Compensation Plan account and their PSP account in a variety of investment options other than Common Stock Units beginning six months after the director retires from GTE's Board.

     Messrs. Johnson, Palmer, Walter and Wohlstetter, directors of GTE, also received $16,000, $18,000, $16,000, and $16,000, respectively, in meeting and retainer fees during 1994 for serving as directors of Contel Cellular Inc. ("Contel Cellular"). GTE indirectly owns approximately 90% of the capital stock of Contel Cellular and the balance is held by public shareholders. GTE is in the process of acquiring the publicly held shares of Contel Cellular. Mr. Johnson also received $20,057 in meeting and retainer fees for serving as a director of BC TEL, and $150 in meeting fees for serving as a director of Compania Anonima Nacional Telefonos de Venezuela ("CANTV"). GTE indirectly owns 50.47% of the voting stock of BC TEL and the balance is held by public shareholders. GTE indirectly controls 20.40% of CANTV through a 51.0% interest in a consortium which owns 40% of CANTV's voting stock. The balance is held by the other consortium partners and other Venezuelan holders.

     In 1992, GTE entered into a contract with Mr. Johnson to provide consulting services in connection with GTE's operations in Venezuela. The contract is renewable annually and Mr. Johnson received $20,000 for services provided in 1994.

  Retirement Plan For Non-Employee Directors
     The Retirement Plan for Non-Employee Members of the Board of Directors of GTE Corporation (the "Directors' Retirement Plan") is designed to provide competitive compensation arrangements for GTE's non-employee directors. Directors who are employees of GTE do not participate in this plan.

     Under the terms of the Directors' Retirement Plan, a non-employee director who retires is eligible to receive annual payments equal to the value of the annual cash retainer in effect on the date of his or her retirement, the value of the most recent award of Common Stock Units under the PSP prior to the director's retirement and the cash equivalent of the most recent award of GTE shares of Common Stock under the LTIP prior to the director's retirement. Payments are made for the lesser of the remainder of the director's life or a period equal to the length of his or her Board service. If a director retires from the Board before reaching age 65, the annual payment is reduced by 5% for each year the director's age is below age 65 up to a maximum of 50%.

     If a director dies before retirement, his or her spouse will receive the director's benefit, unreduced on account of age, for the lesser of the remainder of the spouse's life or a period equal to the length of the director's Board service. If a director dies after retirement, the spouse will continue to receive the benefit being received by the director at the time of his or her death for the lesser of the remainder of the spouse's life or a period equal to the length of the director's Board service.

     One director, Mr. Sloan, who serves on GTE's Board does not participate in the Directors' Retirement Plan. He was formerly a director of Contel Corporation ("Contel"), which merged with a subsidiary of GTE in 1991. Under the terms of the Contel merger agreement, Mr. Sloan continues to

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participate in the Retirement Plan for Outside Directors of Contel Corporation
(the "Contel Directors' Plan"). His benefit is based upon the greater of the annual retainer previously paid by Contel or that paid by GTE at the time of retirement. The Contel Directors' Plan provides eligible directors who retired from Contel's Board after attaining age 65 and completing five years of service with, among other things, an annual benefit for the remainder of their life equal to the basic annual retainer for members of the Board in effect during the last full year of the director's service.

CHARITABLE AWARDS PROGRAM

     Non-employee directors and designated senior executives of GTE, including the individuals named in the Summary Compensation Table on page 11, participate in a charitable awards program. Under this program, the Corporation will donate an aggregate of $1 million to up to four tax-exempt educational institutions or public charities designated by the participant. The donations will be paid in five equal annual installments after a participant's death. Generally, the donations will only be paid if: (1) the participant dies while a director or a designated senior officer; or (2) the participant was either (a) a director who separated from service with GTE after completing five or more years of service as a director or (b) a designated senior officer who separated from service after attaining age 65 and completing five or more years of service as an employee of GTE and who was not involuntarily separated from service for cause; or (3) a change in control occurs while the participant is a director or designated senior executive of GTE. The program is financed through the purchase of life insurance by GTE. Participants derive no financial benefit from this program since all charitable deductions accrue solely to GTE.

EXECUTIVE COMPENSATION

  EXECUTIVE COMPENSATION COMMITTEE REPORT

     As members of the Executive Compensation and Organizational Structure Committee (the "Committee"), we review and approve annual salary range adjustments for GTE's upper management levels, covering approximately 550 individuals. The Committee evaluates the performance of senior management, including the Chief Executive Officer, and reviews and approves increases to the base compensation of executive management of GTE and its subsidiaries. The Committee also administers GTE's executive incentive plans including the approval of awards under those plans. The Committee periodically reports to the Board on its activities.

  Compensation Philosophy
     The Committee bases its decisions on GTE's executive compensation philosophy. GTE's executive compensation philosophy relates the level of compensation to GTE's success in meeting its annual and long-term performance goals, rewards individual achievement and seeks to attract and retain qualified executives. GTE positions its executive compensation, including salary and annual and long-term incentive awards, at or near the median of the range of compensation levels for other major companies in the telecommunications industry. These companies include the regional Bell operating companies ("RBOCs") and AT&T (collectively the "Telecommunications Group"). GTE and the RBOCs are part of the S&P Telephone Index shown in the Performance Graph on page
15. GTE's executive compensation for 1994 was approximately at the median for the Telecommunications Group.

     When developing policies and practices designed to attract and retain qualified employees, GTE also considers the compensation-related policies and practices of corporations not involved in the telecommunications industry. Typically, these non-telecommunications companies have a reputation for excellence, are comparable to GTE in terms of such quantitative measures as revenues, market value and total shareholder return and are viewed as direct competitors for executive talent in the overall labor market (the "Broad Industry Group"). This data is obtained from surveys conducted by nationally recognized compensation consultants. Accordingly, the companies included in the Broad Industry Group vary. In reviewing the survey data, GTE takes into account how its

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

compensation policies and overall performance compare to similar indices for the Telecommunications Group and the Broad Industry Group.

     GTE has compared its ratio of base compensation to total executive compensation to the practices of companies in the Telecommunications Group and the Broad Industry Group. Under GTE's compensation philosophy, base salary represents approximately 40% of executive compensation. The remaining compensation is paid under incentive plans. Payments under these incentive plans are based upon the achievement of annual and long-term performance goals and, accordingly, are "at risk".

  Executive Compensation
     In determining whether to adjust the base salary of an executive, including the Chief Executive Officer, the Committee takes into account individual performance, performance of the operations directed by that executive and the position of compensation in relation to the established salary range. In evaluating whether an executive's total compensation package (base salary plus incentive compensation) should be adjusted, the Committee also takes into account GTE's objective of being at or near the median of the range for total compensation for companies in the Telecommunications Group and the Broad Industry Group.

     The Committee reviewed Mr. Lee's 1994 performance based upon GTE's financial performance in terms of return on equity ("ROE"), total shareholder return and earnings per share and the complexity of managing a multinational corporation in an industry that is experiencing enormous change and his performance in leading the Company's internal transformation. The Committee also based its review upon Mr. Lee's performance with respect to further implementing plans to control costs and streamline operations, providing leadership in the development of legislative reform and regulatory strategies that will lead to increased flexibility, pursuing international telecommunications alliances, enhancing GTE's position with respect to telecommunications technology, and continuing the pursuit of quality, reliability and customer value enhancement as exemplified by the Malcolm Baldridge National Quality Award. In addition, the Committee also evaluated his overall ability to manage and lead GTE and determined that Mr. Lee's performance merited an increase. The Committee determined that his adjusted base compensation is within the salary range previously approved by the Committee for the position of Chief Executive Officer. The range was developed based upon comparison to the Telecommunications Group and the Broad Industry Group. The Committee reviewed comparative data from the Telecommunications Group and the Broad Industry Group to determine that Mr. Lee's revised salary was consistent with GTE's overall compensation philosophy and that his total compensation package was consistent with the comparative data for the Telecommunications Group and the Broad Industry Group.

  Incentive Compensation
     Certain executives are also eligible to receive payments under two incentive plans in addition to their base salary.

     Under the Executive Incentive Plan (the "EIP"), awards are made based upon GTE's performance during the last fiscal year and upon the individual's achievement of certain goals for his or her business unit and other individual objectives. At the conclusion of each plan year, the Committee compares GTE's overall performance and that of its business units to established objectives. The Committee then arrives at an overall rating of the Corporation and the business units to determine the percentage payout of incentive awards for each unit and the individual awards for certain senior executives.

     No awards under the EIP are made for any year in which GTE's ROE does not exceed 8%. However, under the terms of the EIP, the Committee may also take into consideration unusual or extraordinary items or circumstances affecting GTE's financial performance, such as the impact of mandated accounting changes or unusual charges related to acquisitions or divestitures. GTE's 1994 ROE exceeded 8% and awards under the EIP were made.

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

     Mr. Lee's EIP award for 1994 is based upon the performance of GTE as a whole and Mr. Lee's performance with respect to critical qualitative and quantitative objectives approved by the Committee. The Committee reviewed the Corporation's financial and operational performance in 1994, and Mr. Lee's progress toward achieving the established objectives. Specifically, Mr. Lee's 1994 objectives included quantitative goals related to revenues, total return to shareholders, return on equity, earnings per share, operating and net income and return on investment. Mr. Lee's goals also included significant qualitative objectives such as: progress toward attainment of GTE's five strategic thrusts (voice, video services, data services, wireless business and international telecommunications, collectively, the "Five Strategic Thrusts"); completing the restructuring of key segments of the management structure; finalizing and implementing a plan for the role of the Corporation's satellite business; implementing plans with respect to certain quality and market leadership programs; updating and implementing plans relating to GTE's investment in its human resources; and other goals related to the advancement of technology, the providing of adequate capital resources, the upgrading of investor, legislative/regulatory and labor relations.

     GTE does not use specific weighting factors with respect to performance measures. The Committee gave equal consideration to GTE's financial performance and Mr. Lee's achievement of his qualitative objectives. However, in determining Mr. Lee's award for 1994, the Committee gave particular emphasis to GTE's operating results, developing opportunities and priorities with respect to GTE's Five Strategic Thrusts which are supportive of and consistent with the Corporation's drive for profitable growth, completing the restructuring of management and related processes, and finalizing and implementing a plan for the future role of the Corporation's satellite business.

     EIP awards for the five most highly compensated executives of GTE are included in the "Bonus" column of the Summary Compensation Table on page 11.

     Certain GTE executives also have an opportunity to earn incentive payments under GTE's 1991 Long-Term Incentive Plan ("LTIP"). The primary purpose of the LTIP is to offer participants an incentive to cause GTE to achieve superior financial performance, thereby helping assure superior performance for the shareholders. Two types of awards are currently used under the provisions of the LTIP--performance bonuses and stock options which may include tandem stock appreciation rights.

     Senior executives of GTE, including the five executives named in the Summary Compensation Table, are eligible to receive annual grants of performance bonuses which are earned during a 36-month performance cycle. The performance bonuses are paid in cash. Awards for the three-year performance cycle ending in 1994 are based on GTE's financial performance during the relevant cycle as measured by GTE's average ROE against pre-established target levels. In 1994, the Committee established an additional measure of corporate performance--operating cash flow margin ("OCFM"). The Committee views OCFM as an excellent complement to ROE due to its capacity to accurately measure profitable revenue growth, a key determinant of financial strength, especially for high growth businesses. To transition from awards based solely on performance against ROE targets to awards based on a combination of ROE and OCFM performance, the Committee established two performance periods--a one-year period to run concurrently with the final year of the three-year ROE performance cycle ending in 1994 and a two-year period to run concurrently with the final two years of the three-year ROE performance cycle ending in 1995. The awards for the two award periods will be based on GTE's performance against ROE and OCFM performance for the one and two-year periods. Awards for the three-year performance cycle ending in 1996 will be based on GTE's performance against the ROE and OCFM targets established for the full three-year cycle. 75% of the award is determined based on ROE performance and 25% of the award is determined based on OCFM performance.

     The Committee established minimum and maximum targets for each cycle based upon the practices of the Telecommunications Group and the Broad Industry Group as well as the Corporation's past and projected financial performance. In establishing the targeted levels of ROE and OCFM, the Committee considered past performance, the strategic goals of the Corporation and the plans for implementing those goals. The established targets are designed to facilitate implementing strategic plans and improving performance.

     At the time the performance targets for the current LTIP cycles were established, a Common Stock Unit account was set up for each participant in the LTIP. An initial dollar amount for each account ("target award") was determined based on the competitive performance bonus grant practices of the Telecommunications Group and the Broad Industry Group. That amount was then divided by the average market price for GTE Common Stock for the calendar week preceding the day the account was established to determine the number of Common Stock Units in the account. The value of the account increased or decreased based on the market price of the GTE Common Stock. An amount equal to the dividends paid on an equivalent number of shares of GTE Common Stock was added on each dividend payment date. This amount was then converted into a number of Common Stock Units obtained by dividing the amount of the dividend by the average price of the GTE Common Stock on the composite tape of the New York Stock Exchange on the dividend payment date and added to the Common Stock Unit account.

     If the minimum level of targeted performance is not attained, no award is paid. If the minimum performance target is achieved for a performance measure, participants receive a payment of 20% of the target award for that performance measure. If the maximum performance target for a performance measure is attained, participants receive a payment of 100% of the target award for that performance measure. Superior performance, achieving results in excess of the maximum performance target, results in a payment in excess of 100% of the target award based upon the following formula which is applied separately for each performance measure:

          - For the first and second 0.1% above the maximum performance target, 2% of the target award for that performance measure is added to the target award;

          - For the third and fourth 0.1% above the maximum performance target, 3% of the target award for that performance measure is added to the target award; and

          - For each additional 0.1% after .4% above the maximum performance target, 4% of the target award for that performance measure is added to the target award.

     Payouts to the named executives for the 1992-1994 award cycle and 1994 award period are shown in the Summary Compensation Table on page 11. Also shown are historical awards for the 1990-1992 and 1991-1993 cycles. The awards shown reflect the following combinations of performance: the 1992-1994 ROE goal was not met completely, while the goal for the 1994 award period was exceeded. With respect to these three-year cycles, the Committee had the discretion to adjust targets or performance results to reflect unusual items that the Committee determined were extraordinary, nonrecurring and unrelated to the normal operations of the business and unanticipated or not contemplated at the time the targets were originally established. Awards under the plan would not have been made if the minimum performance thresholds were not met. The actual dollar value of each award also reflected stock price changes during the period and included the equivalent of dividends paid as if they had been reinvested in additional shares of GTE Common Stock. Awards for the 1994-1996 award cycle are shown in the Long-Term Incentive Plan Awards Table on page 13.

     Under the LTIP, the Committee normally approves annual grants of stock options, which may include tandem stock appreciation rights. These options are granted to a larger group of executives, including the five executives named in the Summary Compensation Table, than those who are eligible to receive performance bonuses under the LTIP.

     In approving the number of options awarded under the LTIP, the Committee compares GTE's grant levels to competitive practices with respect to such grants over a period of time. GTE's philosophy is to be at or near a median grant posture of the Telecommunications Group and the Broad Industry Group. The number of options currently held by any individual participant is not a factor in determining individual grants since such a factor would create an incentive to exercise options and sell the shares. In 1994, Mr. Lee and the other four most highly compensated officers received the awards shown in the Summary Compensation Table on page 11.

  New Internal Revenue Service Rules
     In late December 1993, the Internal Revenue Service issued proposed regulations that apply to the recently-enacted provision limiting the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other most highly compensated employees. The IRS regulations limit the amount that a company may deduct to one million dollars per person unless the compensation constitutes "performance based" compensation. Although amendments to the regulations were issued in December 1994, final rules have not yet been issued.

     In order to comply with the Internal Revenue Service regulations, the Committee has adopted certain procedures to provide for the deductibility of future amounts received under the EIP for 1994 and LTIP for cycles commencing in 1994. The provisions include, but are not limited to, establishing the maximum award payable to any individual participant under the EIP. However, performance bonuses paid under the LTIP for the 3-year performance cycles beginning prior to 1994 do not qualify for the performance-based exemption to the one million dollar limit.

  Other Compensation Plans
     GTE also has various broad-based employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. GTE offers an Employees' Stock Plan pursuant to the provisions of Section 423 of the Internal Revenue Code of 1986 as amended (the "Code") under which employees may purchase GTE Common Stock at a discount. The GTE Savings Plan (the "Savings Plan"), pursuant to the provisions of Section 401(k) of the Code, permits employees to invest in a variety of funds on a pre- or after-tax basis. Matching contributions under the Savings Plan are made in GTE Common Stock.

     GTE also maintains pension, insurance and other benefit plans for its employees.

          James W. Walter, Chairman             James L. Ketelsen
          James R. Barker                       Russell E. Palmer
          Richard W. Jones

March 3, 1995

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors whose names appear at the conclusion of the Executive Compensation Committee Report currently serve as members of the Executive Compensation and Organizational Structure Committee (the "Executive Compensation Committee"). Mr. Richard W. Jones serves as a business consultant for PaineWebber Incorporated. The investment banking firm of PaineWebber Incorporated received underwriting commissions and fees from GTE and its subsidiaries on the sale of securities and financial advisory services during 1994. In addition, it is possible that PaineWebber may have received brokerage commissions from trustees of the various pension, retirement, savings or similar plans of GTE and its subsidiaries, but any such commissions would not have been as a result of direction by GTE or its subsidiaries with regard to such orders.

EXECUTIVE COMPENSATION TABLES

     The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of GTE for services in all capacities to GTE and its subsidiaries.

                                                                                   LONG TERM COMPENSATION
                                                                          -----------------------------------------
                                                                                     AWARDS
                                                                          -----------------------------   PAYOUTS
                                            ANNUAL COMPENSATION                             SECURITIES   ----------
                                    ------------------------------------    RESTRICTED      UNDERLYING      LTIP      ALL OTHER
     NAME AND PRINCIPAL              SALARY               OTHER ANNUAL         STOCK         OPTIONS/     PAYOUTS    COMPENSATION
          POSITION            YEAR   ($)(1)   BONUS($)   COMPENSATION($)     AWARDS(2)       SARS(#)       ($)(3)       ($)(4)
- ----------------------------- ----  --------  ---------  ---------------  ---------------  ------------  ----------  ------------
Charles R. Lee............... 1994   784,615  1,219,500          0                0           182,300      698,100       7,075
 Chairman & Chief             1993   728,846  1,016,800          0                0            86,000      207,100       7,067
 Executive Officer(5)         1992   699,808  1,151,300          0                0                 0      314,600       6,866

Kent B. Foster............... 1994   687,608    837,900          0                0           138,100      397,800       7,075
 Vice Chairman and            1993   603,659    531,700          0                0            58,800      117,100       6,502
 President - GTE Telephone    1992   559,444    628,000          0                0                 0      195,500       6,866
 Operations Group(6)

Michael T. Masin............. 1994   564,577    706,500          0                0           117,800      364,600       5,690
 Vice Chairman(7)             1993    95,192    119,100          0                0           100,000      130,800           0

Nicholas L. Trivisonno....... 1994   467,692    594,900          0                0           101,400      272,000       4,500
 Executive Vice President -   1993   429,308    378,700          0                0            40,700       75,500       7,067
 Strategic Planning and       1992   412,269    436,800          0                0                 0      133,800       6,866
 Group President(8)

Bruce Carswell............... 1994   459,461    502,200          0                0            83,700      235,000       7,075
 Senior Vice President -      1993   429,308    360,400          0                0            27,800       74,500       7,067
 Human Resources and          1992   414,231    414,400          0                0                 0      133,800       6,866
 Administration

- ---------------

(1) GTE executives are paid bi-weekly. As a result of this cycle, executives received 27 payments of base salary in 1992 rather than the usual 26. The data in the table includes the extra payment and, accordingly, overstates the 1992 base salary by 1/26th or 3.8%. The data in the table also includes fees of $22,896, $21,944 and $21,944, respectively, received by Mr. Foster for serving as a director of BC TEL during 1994, 1993 and 1992, and fees of $289 and $2,869, respectively, for serving as a director of CANTV during 1994 and 1993. Both BC Tel and CANTV are indirectly-owned subsidiaries of GTE.

(2) Messrs. Lee, Foster, Masin, Trivisonno and Carswell do not own any restricted shares of stock of GTE.

(3) 1994 LTIP Payouts include transition awards for the 1994 period, which were established by the Committee as a special grant to allow for the smooth transitioning from a single long-term performance measure (return on equity) to a combined measure (return on equity and operating cash flow margin).

(4) All other compensation for 1994 includes company contributions to the GTE Savings Plan of $4,500, $4,500, $3,115, $4,500 and $4,500, respectively, for
    Messrs. Lee, Foster, Masin, Trivisonno and Carswell, and company contributions to the GTE Executive Salary Deferral Plan of $2,575 for each of Messrs. Lee, Foster, Masin and Carswell.

(5) Mr. Lee became Chairman and Chief Executive Officer in May 1992. Prior to that time he served as President.

(6) Mr. Foster has been President of GTE Telephone Operations Group since 1989. He was also elected Vice Chairman in October 1993.

(7) Mr. Masin joined GTE as Vice Chairman effective October 1993. Prior to that time he was a partner with the law firm of O'Melveny & Myers.

(8) Mr. Trivisonno became Executive Vice President - Strategic Planning and Group President in October 1993. Prior to that time he served as Senior Vice President - Finance.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options and tandem stock appreciation rights ("SARs") to the named executive officers of GTE in 1994. The options and SARs were granted under the LTIP. Pursuant to Securities and Exchange Commission (the "SEC") rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                 ASSUMED ANNUAL RATES OF STOCK
                                                                                 PRICE APPRECIATION FOR OPTION
                                          INDIVIDUAL GRANTS(1)                               TERM
                           ---------------------------------------------------   -----------------------------
                                            PERCENT
                            NUMBER OF       OF TOTAL
                            SECURITIES    OPTIONS/SARS   EXERCISE
                            UNDERLYING     GRANTED TO    OR BASE
                           OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION
          NAME              GRANTED(1)    FISCAL YEAR     ($/SH)       DATE      0%        5%          10%
- -------------------------  ------------   ------------   --------   ----------   ---   ----------   ----------
Charles R. Lee...........     91,150          2.21%       $34.44      02/16/04   $0    $1,676,495   $4,527,881
                              91,150          2.21         32.44      02/16/04    0     1,858,795    4,710,181

Kent B. Foster...........     69,050          1.67         34.44      02/16/04    0     1,270,016    3,430,063
                              69,050          1.67         32.44      02/16/04    0     1,408,116    3,568,163

Michael T. Masin.........     58,900          1.43         34.44      02/16/04    0     1,083,330    2,925,861
                              58,900          1.43         32.44      02/16/04    0     1,201,130    3,043,661

Nicholas L. Trivisonno...     50,700          1.23         34.44      02/16/04    0       932,510    2,518,525
                              50,700          1.23         32.44      02/16/04    0     1,033,910    2,619,925

Bruce Carswell...........     41,850          1.01         34.44      02/16/04    0       769,735    2,078,901
                              41,850          1.01         32.44      02/16/04    0       853,435    2,162,601

- ---------------

(1) Each option was granted in tandem with a SAR, which will expire upon exercise of the option. Under the LTIP, one-third of these grants vest annually commencing one year after the date of grant.

     If the price of the GTE Common Stock appreciates, the value of GTE Common Stock held by the shareholders will also increase. For example, the market value of GTE Common Stock on February 17, 1994 was approximately $30.8 billion based upon the market price on that date. If the share price of GTE's Common Stock increases by 5% per year, the market value on February 17, 2004 of the same number of shares would be approximately $50.2 billion. If the price of GTE's Common Stock increases by 10% per year, the market value on February 17, 2004 would be approximately $79.9 billion.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table provides information as to options and SARs exercised by each of the named executive officers of GTE during 1994. The table sets forth the value of options and SARs held by such officers at year end measured in terms of the closing price of GTE Common Stock on December 30, 1994.

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                           SHARES                      OPTIONS/SARS AT FY-END              AT FY-END($)
                         ACQUIRED ON      VALUE      ---------------------------   -----------------------------
         NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- -----------------------  -----------   -----------   -----------   -------------   -----------     -------------
Charles R. Lee.........         0       $       0      418,166        304,034      $ 1,564,288          $ 0
Kent B. Foster.........         0               0      152,374        210,626                0            0
Michael T. Masin.......         0               0       33,333        184,467                0            0
Nicholas L.
  Trivisonno...........         0               0      104,366        151,334                0            0
Bruce Carswell.........     6,900         127,794      188,666        125,034          892,388            0

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     The LTIP provides for awards, currently in the form of stock options with tandem SARs, other stock-based awards and cash bonuses, to participating employees. The stock options and tandem SARs awarded under the LTIP to the five most highly compensated individuals in 1994 are shown in the table on page 12. The LTIP is described in more detail on pages 8 and 9.

                                                                           ESTIMATED FUTURE PAYOUTS
                                NUMBER OF       PERFORMANCE OR       UNDER NON-STOCK PRICE-BASED PLAN(1)
                              SHARES, UNITS   OTHER PERIOD UNTIL   ----------------------------------------
                                OR OTHER        MATURATION OR      THRESHOLD(2)    TARGET(3)
            NAME                 RIGHTS             PAYOUT         (# OF UNITS)   (# OF UNITS)   MAXIMUM(4)
- ----------------------------  -------------   ------------------   ------------   ------------   ----------
Charles R. Lee..............      21,600          3 Years              5,191         25,957
                                   8,700          2 Years              1,966          9,832
                                   8,700          1 Year               1,849          9,247

Kent B. Foster..............      15,400          3 Years              3,701         18,507
                                   5,400          2 Years              1,221          6,103
                                   5,400          1 Year               1,148          5,739

Michael T. Masin............      13,000          3 Years              3,124         15,622
                                   4,400          2 Years                995          4,973
                                   4,400          1 Year                 935          4,676

Nicholas L. Trivisonno......      10,800          3 Years              2,596         12,979
                                   3,700          2 Years                836          4,182
                                   3,700          1 Year                 786          3,932

Bruce Carswell..............       9,000          3 Years              2,163         10,816
                                   3,000          2 Years                678          3,390
                                   3,000          1 Year                 638          3,188

- ---------------

(1) It is not possible to predict future dividends and, accordingly, estimated Common Stock Unit accruals in this table are calculated for illustrative purposes only and are based upon the dividend rate and price of GTE Common Stock at the close of business on December 30, 1994. The target award is the dollar amount derived by multiplying the Common Stock Unit balance at the end of the award cycle by the price of GTE Common Stock.

(2) The Threshold is the level of the average return on equity ("ROE") and the average operating cash flow margin ("OCFM") during the relevant cycle which represents the minimum acceptable performance level for both the ROE and OCFM performance measures. If the Threshold is attained with respect to both performance measures, the award will be equal to 20% of the combined target award for ROE and OCFM. Because ROE and OCFM are separate perform-ance measures, it is possible to receive an award if the Threshold is achieved with respect to only one of the performance measures. If the actual results for one, but not both, performance measures is at the Threshold level, the portion of the award determined by the measure performing at the Threshold level will be at 20% of the target award for that performance measure, and no award will be made for the portion of the award determined by the measure performing at less than the Threshold level. However, if the actual results for both performance measures are below the minimum acceptable performance level, no award will be earned.

(3) The Target is the level of the average ROE and the average OCFM during the cycle which represents outstanding performance for both the ROE and OCFM performance measures. If the Target is attained with respect to both performance measures, the award will be equal to 100% of the target award for ROE and OCFM. If the actual results for one, but not both, performance measures is at the Target level, the portion of the award determined by the measure performing at the Target level will be at 100% of the target award for that performance measure, and the portion of the award determined by the measure performing at less than 100% will be determined accordingly.

(4) This column has intentionally been left blank because it is not possible to determine the maximum award until the award cycle has been completed. The maximum amount of the award is limited by the amount the actual ROE and the actual OCFM exceed the targeted ROE and the targeted OCFM. If GTE's average ROE and OCFM during the cycle exceed their respective performance targets, additional bonuses may be earned according to the schedule on page 9. For example, if average ROE and OCFM performance each exceed the ROE and OCFM targets by .5%, respectively, the performance bonus will equal 114% of the combined target award.

                               PERFORMANCE GRAPH

     The following table shows a comparison of five year cumulative total return to shareholders for GTE, Standard & Poor's ("S&P") Index, and Standard & Poor's Telephone Index.


                                   [GRAPH]

      Measurement Period                                          S & P TELE-
    (Fiscal Year Covered)             GTE          S & P 500      PHONE INDEX
1/1/90                                100             100             100
12/31/90                               88              97              95
12/31/91                              110             126             103
12/31/92                              116             136             113
12/31/93                              123             150             130
12/31/94                              113             152             125

        * Assumes $100 invested on January 1, 1990.
        * S&P Telephone Index is comprised of the Regional Bell Holding Companies plus GTE.

EXECUTIVE AGREEMENTS

     GTE has entered into agreements (the "Agreements") with Messrs. Lee, Foster, Masin, Trivisonno and Carswell regarding benefits to be paid in the event of a change in control of GTE (a "Change in Control").

     A Change in Control is deemed to have occurred if a majority of the members of the Board do not consist of members of the Incumbent Board (as defined in the Agreements) or if, in any 12-month period, three or more directors are elected without the approval of the Incumbent Board. An individual whose initial assumption of office occurred pursuant to an agreement to avoid or settle a proxy or other election contest is not considered a member of the Incumbent Board. In addition, a director who is elected pursuant to such a settlement agreement will not be deemed a director who is elected or nominated by the Incumbent Board for purposes of determining whether a Change in Control has occurred. A Change in Control will not occur in the following situations: (1) certain merger transactions in which there is at least 50% GTE shareholder continuity in the surviving corporation, at least a majority of the members of the board of directors of the surviving corporation consist of members of the Board of GTE and no person owns more than 20% (or under certain circumstances, a lower percentage, not less than 10%) of the voting power of the surviving corporation following the transaction, and (2) transactions in which GTE's securities are acquired directly from GTE.

     The Agreements provide for benefits to be paid in the event these individuals separate from service and have a "good reason" for leaving or are terminated without "cause" within two years after a Change in Control of GTE.

     Good reason for leaving includes but is not limited to the following events: demotion, relocation or a reduction in total compensation or benefits, or the new entity's failure to expressly assume obligations under the Agreements. Termination for cause includes certain unlawful acts on the part of the executive or a material violation of his or her responsibilities to the Corporation resulting in material injury to the Corporation.

     An executive who experiences a qualifying separation from service will be entitled to receive up to two times the sum of (i) base salary and (ii) the average of his other percentage awards under the EIP for the previous three years. The executive will also continue to receive medical and life insurance coverage for up to two years and will be provided with financial and outplacement counseling.

     In addition, the Agreements with Messrs. Masin and Trivisonno provide that in the event of a separation from service, they will receive service credit in the following amounts: two times years of service otherwise credited if the executive has five or fewer years of credited service; 10 years if credited service is more than five and not more than 10 years; and, if the executive's credited service exceeds 10 years, the actual number of credited years of service. These additional years of service will apply towards vesting, retirement eligibility, benefit accrual and all other purposes under the Supplemental Executive Retirement Plan ("SERP") and the Executive Retired Life Insurance Plan. In addition, each executive covered under an Agreement will be considered to have not less than 76 points and 15 years of accredited service for the purpose of determining his eligibility for early retirement benefits. The Agreements provide that there will be no duplication of benefits.

     In order to replace certain pension entitlements that would have been payable to Mr. Masin had he remained with his former employer, he will also receive a single life annuity pension of $200,000 per year (the "Special Pension") with an unreduced surviving spouse benefit when he leaves GTE. He will only be eligible to receive the Special Pension if he meets certain eligibility criteria when he separates from GTE. If he is separated involuntarily after age 60 or a Change in Control occurs at any age and Mr. Masin separates for "good reason" or is terminated without "cause," he will be eligible for postretirement medical benefits and the early retirement benefit described in the preceding paragraph.

     The Agreements remain in effect until the earlier of July 1 of each successive year or the date on which the executive reaches age 65, unless the Agreement is terminated earlier pursuant to its terms. The Agreements will be automatically renewed on each successive July 1 unless, not later than December 31 of the preceding year, one of the parties notifies the other that he does not wish to extend the Agreement. If a Change in Control occurs, the Agreements will remain in effect until the obligations of GTE (or its successor) under the Agreements have been satisfied.

RETIREMENT PROGRAMS

  Pension Plans

     The estimated annual benefits payable, calculated on a single life annuity basis, under GTE's defined benefit pension plans at normal retirement at age 65, based upon final average earnings (integrated with social security as described below) and years of service, is illustrated in the table below:

                               PENSION PLAN TABLE

                                          YEARS OF SERVICE
FINAL AVERAGE     ----------------------------------------------------------------
  EARNINGS           15           20           25            30             35
- -------------     --------     --------     --------     ----------     ----------
 $   300,000      $ 64,157     $ 85,542     $106,928     $  128,313     $  149,699
     400,000        85,907      114,542      143,178        171,813        200,449
     500,000       107,657      143,542      179,428        215,313        251,199
     600,000       129,407      172,542      215,678        258,813        301,949
     700,000       151,157      201,542      251,928        302,313        352,699
     800,000       172,907      230,542      288,178        345,813        403,449
     900,000       194,657      259,542      324,428        389,313        454,199
   1,000,000       216,407      288,542      360,678        432,813        504,949
   1,200,000       259,907      346,542      433,178        519,813        606,449
   1,500,000       325,157      433,542      541,928        650,313        758,699
   2,000,000       433,907      578,542      723,178        867,813      1,012,449
   2,500,000       542,657      723,542      904,428      1,085,313      1,266,199

     All executive officers of GTE are employees of GTE Service Corporation, a wholly-owned subsidiary, which maintains the GTE Service Corporation Plan for Employees' Pensions (the "Service Corporation Plan"), a noncontributory pension plan for the benefit of all of its employees based on years of service. Pension benefits to be paid from the Service Corporation Plan and contributions to the Service Corporation Plan are related to basic salary exclusive of overtime, differentials, incentive compensation (except as otherwise described) and other similar types of payment. Under the Service Corporation Plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed the Social Security Integration Level (the portion of salary subject to the Federal Social Security Act), and the 1.45% service credit being applied to that portion of the average annual salary that exceeds said level. As of February 14, 1995, the credited years of service under the Service Corporation Plan for Messrs. Lee, Foster, Masin, Trivisonno and Carswell are 11, 24, 1, 6 and 36, respectively.

     Under federal law, an employee's benefits under a qualified pension plan, such as the Service Corporation Plan, are limited to certain maximum amounts. GTE maintains a SERP, which supplements, on an unfunded basis, the benefits of any participant in the Service Corporation Plan in an amount by which any participant's benefits under the Service Corporation Plan are limited by law. In addition, the SERP includes a provision permitting the payment of additional retirement benefits determined in a similar manner as under the Service Corporation Plan on remuneration accrued under management incentive plans as determined by the Executive Compensation and Organizational Structure Committee. SERP benefits are payable in a lump sum or an annuity.

  Executive Retired Life Insurance Plan

     The GTE Corporation Executive Retired Life Insurance Plan ("ERLIP") provides Messrs. Lee, Foster, Masin, Trivisonno and Carswell a postretirement life insurance benefit of three times final base salary. Upon retirement, ERLIP benefits may be paid as life insurance or, optionally, an equivalent amount equal to the present value of the life insurance amount (based on actuarial factors and the interest rate then in effect), as a lump sum payment, as an annuity or as installment payments.

CERTAIN TRANSACTIONS

     During 1994, The Boston Consulting Group, Inc. received fees from GTE's subsidiaries of approximately $2,651,000 for consulting services. Dr. Sandra O. Moose is a director of GTE and a Senior Vice President, Chair of the East Coast and Director of The Boston Consulting Group, Inc.

     Mr. Robert D. Storey is a director of GTE and a partner in the law firm of Thompson, Hine & Flory. GTE's subsidiaries utilized the services of this firm during 1994.

     Mr. Charles Wohlstetter is Vice Chairman and a director of GTE. GTE has assumed and modified Mr. Wohlstetter's agreement with Contel to serve as a consultant for the remainder of his life. The agreement provides that he will be compensated at an annual rate of $824,828 plus the payments he receives under the Contel Senior Executive Supplemental Income Plan and pension plan. In the event of Mr. Wohlstetter's death, GTE will pay his wife during her lifetime one-half of the amounts which would have been payable to Mr. Wohlstetter under the agreement. GTE will pay for certain expenses relating to services performed by Mr. Wohlstetter under this agreement. During 1994, Mr. Wohlstetter also received miscellaneous compensation from GTE (including personal automobile and aircraft related expenses, club memberships and tax assistance services) valued at $109,652.

OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

  Voting Stock

     The following table indicates the shares owned by FMR Corp., the trustee of certain of GTE's benefit plans, and United States Trust Company of New York as Trustee for Minnesota Power & Light Company and Kindercare Learning Centers, Inc., the only persons known to GTE to own more than 5 percent of any class of its voting stock as of February 14, 1995:

                                                                           SHARES
                                                                         BENEFICIALLY    PERCENT
    TITLE OF CLASS           NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED        OF CLASS
- -----------------------  ---------------------------------------------   -----------     --------
Common Stock             FMR Corp.                                        66,681,128        6.9%
                         82 Devonshire Street
                         Boston, MA 02109-3614

Preferred Stock          United States Trust Company of New York as          259,000       16.2%
                         Trustee for Minnesota Power & Light Company
                         and Kindercare Learning Centers, Inc.
                         45 Wall Street
                         New York, New York 10005-1918

     The table below sets forth the shares of GTE's Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer and the other four most highly compensated executive officers and by all directors and executive officers as a group. No director, nominee for director or executive officer owns as much as one-tenth of one percent of the total outstanding shares. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

                                                                             PERCENT OF
                                                           SHARES           TOTAL SHARES
                                                        BENEFICIALLY         OUTSTANDING
                                                        OWNED AS OF             AS OF
                                                        FEBRUARY 14,        FEBRUARY 14,
             NAME OF DIRECTOR OR NOMINEE                    1995                1995
- ------------------------------------------------------  ------------   -----------------------
Edwin L. Artzt........................................        2,188
James R. Barker.......................................        4,000
Edward H. Budd........................................        3,785
Kent B. Foster(1)(2)..................................      301,535    No director or
James L. Johnson(2)...................................      722,085    nominee or executive
Richard W. Jones......................................       12,088    officer owns as much
James L. Ketelsen.....................................        1,600    as 1/10th of 1 percent
Charles R. Lee(1)(2)..................................      634,148
Michael T. Masin(1)(2)................................       75,291
Sandra O. Moose.......................................        1,600
Russell E. Palmer.....................................        2,000
Howard Sloan(3).......................................       55,399
Robert D. Storey......................................        1,300
Nicholas L. Trivisonno(1)(2)..........................      181,956
James W. Walter.......................................       12,000
Charles Wohlstetter...................................      232,655
                                                        ------------
                                                          2,243,630
                                                        ============
EXECUTIVE OFFICERS(1)(2)
Charles R. Lee........................................      634,148
Kent B. Foster........................................      301,535
Michael T. Masin......................................       75,291
Nicholas L. Trivisonno................................      181,956
Bruce Carswell(4).....................................      314,530
                                                        ------------
                                                          1,507,460
                                                        ============
All directors and executive officers as a
  group(1)(2).........................................    3,110,588    Represents less
                                                        ============   than 1/2 of
                                                                       1 percent



- ---------------
(1) Includes shares acquired through participation in GTE's Consolidated Employee Stock Ownership Plan and/or the GTE Savings Plan.

(2) Included in the number of shares beneficially owned by Messrs. Lee, Foster, Masin, Trivisonno, Carswell, and Johnson and all directors and executive officers as a group are 553,399, 247,864, 72,599, 170,233, 242,633, 633,300
    and 2,373,590 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options.

(3) Includes 10,797 shares held in trusts on behalf of a member of Mr. Sloan's family and 800 shares owned by a charitable foundation of which Mr. Sloan is President. Mr. Sloan has voting and investment power with respect to these shares but disclaims any beneficial interest therein.

(4) Includes 300 shares owned by Mr. Carswell's wife in which he disclaims any beneficial ownership.

  Common Stock Units
     In addition to the shares of GTE Common Stock shown in the preceding table, the non-employee directors held the following number of Common Stock Units, which are payable in cash, under the Deferred Compensation Plan and the PSP (See section entitled "Directors' Compensation").

                                                                               NUMBER OF
                                                                             COMMON STOCK
                                                                              UNITS AS OF
                           NAME OF DIRECTOR(1)                             FEBRUARY 14, 1995
- -------------------------------------------------------------------------  -----------------
Edwin L. Artzt...........................................................         5,349
James R. Barker..........................................................        75,743
Edward H. Budd...........................................................         7,387
James L. Johnson.........................................................         1,294
Richard W. Jones.........................................................       134,787
James L. Ketelsen........................................................         1,294
Sandra O. Moose..........................................................         1,294
Russell E. Palmer........................................................         1,294
Howard Sloan.............................................................         1,294
Robert D. Storey.........................................................         1,294
James W. Walter..........................................................       121,116
Charles Wohlstetter......................................................         1,294

- ---------------

(1) Mr. Masin holds 10,088 Common Stock Units. He participated in the Deferred Compensation Plan and the PSP while he was a non-employee director of GTE. In October 1993, Mr. Masin became an employee of GTE. He is no longer eligible to receive or defer additional compensation under the Deferred Compensation Plan or to receive new grants under the PSP.

DIRECTOR AND EXECUTIVE OFFICER SECURITIES REPORTS

     The Federal securities laws require GTE's directors and executive officers, and persons who own more than 10% of a registered class of GTE's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation.

     To GTE's knowledge, based solely on review of the copies of such reports furnished to GTE and representations that no other reports were required, all persons subject to these reporting requirements filed the required reports on a timely basis.

                                    ITEM 1.

ELECTION OF DIRECTORS

     GTE's Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. Messrs. Artzt, Foster, Palmer and Storey and Dr. Moose are nominated for election by GTE's shareholders as Class III directors. All nominees for Class III directors are currently directors and were previously elected by the shareholders. Class III directors elected in 1995 will serve for a term of three years which expires at the Annual Meeting of Shareholders in 1998 or when their successors are elected and qualified. Each nominee is at present available for election.

     Mr. James W. Walter, a Class II director, has reached the mandatory age for retirement and will retire from GTE's Board at the conclusion of the Annual Meeting. Mr. Nicholas L. Trivisonno is nominated for election as a Class II director. He is not currently a director. If elected, his term will expire at the Annual Meeting of Shareholders in 1997 or when his successor is elected and qualified.

     If all the nominees for directors are elected by GTE's shareholders at the Annual Meeting, GTE's Board of Directors will then consist of 15 directors, 11 directors whose principal occupations are outside GTE and 4 directors who are presently employees of GTE. The following provides information about the nominees for directors and the continuing directors.

     THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES.

                            BIOGRAPHICAL INFORMATION

      NOMINEE, AGE AND
  YEAR ELECTED A DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                              NOMINEES FOR CLASS III DIRECTORS
                            TERM EXPIRING AT 1998 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
EDWIN L. ARTZT              Chairman of the Board and Chief Executive Officer of The Procter
64     1984                 & Gamble Company since January 1990. Mr. Artzt had served as Vice
                            Chairman of the Board of The Procter & Gamble Company and
                            President of Procter & Gamble International since 1984. Prior to that, he was an Executive Vice President since 1980 and had
[PHOTO]                     served as Group Vice President for European operations. Mr. Artzt is a Director of Teradyne, Inc., Delta Air Lines, Inc., American
                            Express Company and a member of the Business Council and Business
                            Roundtable. Mr. Artzt is a member of the Nominating Committee and the Strategic Issues, Planning and Technology Committee of GTE.


KENT B. FOSTER              Vice Chairman of the Board of Directors since October 1993 and
51  1992                    President of GTE Telephone Operations Group since January 1989.
                            Previously, Mr. Foster served as Group Vice President of GTE
                            Telephone Operations since April 1988. Since joining GTE in 1970,
                            Mr. Foster served in a number of positions of increasing
                            responsibility throughout the GTE system. Mr. Foster serves on
[PHOTO]                     the Board of Directors of BC Telecom Inc., BC TEL, Compania
                            Anonima Nacional Telefonos de Venezuela (CANTV), NationsBank of
                            Texas and the Dallas Symphony Orchestra. He is a Trustee of The
                            Dallas Museum of Art and a member of the Dallas Opera Executive
                            Board. Mr. Foster is also a Personal Trustee of the GTE
                            Foundation.

SANDRA O. MOOSE             Senior Vice President and Chair of the East Coast as well as New
53  1978                    York Office Administrator and Director, The Boston Consulting
                            Group, Inc. She is a Director of Rohm and Haas Company and
                            twenty-seven investment companies sponsored by The New England
[PHOTO]                     Funds, a Corporator of New England Deaconess Hospital, a member of the Dana-Farber Cancer Institute and a Director of the Harvard
                            University Graduate School Alumni Association. She is a member of the Audit Committee, the Public Policy Committee and the
                            Strategic Issues, Planning and Technology Committee of GTE.

                            BIOGRAPHICAL INFORMATION

      NOMINEE, AGE AND
  YEAR ELECTED A DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                               NOMINEES FOR CLASS III DIRECTORS
                            TERM EXPIRING AT 1998 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
RUSSELL E. PALMER           Chairman and Chief Executive Officer, The Palmer Group. Mr.
60  1984                    Palmer was formerly Dean, The Wharton School, University of
                            Pennsylvania, from 1983 until June 1990. Prior to that, he was
                            Managing Director and Chief Executive Officer of Touche Ross
                            International, a worldwide accounting firm. Mr. Palmer joined
                            Touche Ross in 1956 and was elected Managing Director of Touche
                            Ross International in 1974. Mr. Palmer is a Director of Bankers
                            Trust New York Corporation and its subsidiary, Bankers Trust
[PHOTO]                     Company, May Department Stores Company, Allied-Signal, Inc.,
                            Safeguard Scientifics, Inc., Imasco Limited, Federal Home Loan
                            Mortgage Corporation and Contel Cellular Inc. He has been
                            President of the Financial Accounting Foundation and a member of the Board of Directors of the American Institute of Certified
                            Public Accountants. Mr. Palmer is a former member of the
                            Presidential Commission on Management Improvement and serves on the boards of a number of charitable and civic organizations. He is Chairman of the Nominating Committee and a member of the
                            Strategic Issues, Planning and Technology Committee and the
                            Executive Compensation and Organizational Structure Committee of
                            GTE.

ROBERT D. STOREY            Partner with the Cleveland law firm of Thompson, Hine & Flory.
58  1985                    Mr. Storey previously was a partner with the Cleveland law firm of McDonald, Hopkins, Burke & Haber Co., L.P.A. Mr. Storey joined its predecessor firm in 1967 and became a partner in 1971. In
                            1964 he began his career as an attorney with The East Ohio Gas
                            Company and in 1966 he became Assistant Director of The Legal Aid
[PHOTO]                     Society of Cleveland. He is a Director of Bank One, Cleveland,
                            The Procter & Gamble Company and May Department Stores Company.
                            Mr. Storey is a Trustee of Case Western Reserve University and
                            the Kresge Foundation and a former Trustee of Phillips Exeter
                            Academy, Cleveland State University and Overseer of Harvard
                            University. He is a member of the Audit Committee, the Nominating
                            Committee and the Public Policy Committee of GTE.

                            BIOGRAPHICAL INFORMATION

      NOMINEE, AGE AND
  YEAR ELECTED A DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                                NOMINEE FOR CLASS II DIRECTOR
                            TERM EXPIRING AT 1997 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
NICHOLAS L. TRIVISONNO      Executive Vice President - Strategic Planning and Group
47                          President. Mr. Trivisonno joined GTE in 1988 as Vice President and Controller. He became Senior Vice President - Finance the following year and was elected to his current position in 1993.
                            Prior to joining GTE, he served as managing partner of the
[PHOTO]                     Stamford, Connecticut office of Arthur Andersen LLP. He is a
                            Director of Rayonier, Inc., Yankee Energy Systems, Allendale
                            Insurance, Babson College, Junior Achievement, and St. Joseph's
                            Medical Center.



     The following provides information about the members of the Board of Directors who are continuing in office.

       DIRECTOR, AGE
      AND YEAR ELECTED                 PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                                     CLASS II DIRECTORS
                            TERM EXPIRING AT 1997 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
JAMES R. BARKER             Chairman of The Interlake Steamship Co. and Vice Chairman of
59     1976                 Mormac Marine Group, Inc. and the Moran Towing Company. Mr.
                            Barker is also a Director and a principal owner of Meridian
                            Aggregates, Inc., a producer of aggregate products for the construction and railroad industries. Mr. Barker was formerly
                            Chairman of the Board of Moore McCormack Resources, Inc. and
                            Chairman of that company's operating subsidiaries since April
                            1971. He was also Chief Executive Officer of Moore McCormack
                            Resources, Inc. from 1971 to January 1987. In 1969, Mr. Barker co-founded a management consulting firm, Temple, Barker & Sloane,
                            Inc., and served in the capacity of Executive Vice President. He is a Director of The Pittston Company and a member of the Board of Trustees of Stamford Hospital. Mr. Barker is Chairman of the
                            Pension Trust Coordinating Committee and a member of the Audit
                            Committee and the Executive Compensation and Organizational
                            Structure Committee of GTE.

                            BIOGRAPHICAL INFORMATION

       DIRECTOR, AGE
      AND YEAR ELECTED                 PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                                    CLASS II DIRECTORS
                            TERM EXPIRING AT 1997 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
RICHARD W. JONES            Business Consultant, PaineWebber Incorporated. From 1977 to 1988
69     1966-1974            he was Managing Director and Executive Vice President of the
JANUARY 1975                investment banking firm of E.F. Hutton & Company, Inc. Prior to assuming that position, Mr. Jones was associated with Paine,
                            Webber, Jackson & Curtis Incorporated, investment bankers, having served as Senior Vice President and a Director of that firm from
                            1973 to 1977. Mr. Jones was also associated with Mitchum, Jones &
                            Templeton Incorporated, investment bankers, having served as
                            President of that firm from 1961 through 1970 and Chairman of the
                            Board from 1970 through 1973. He is a member of the Audit
                            Committee, the Executive Compensation and Organizational
                            Structure Committee and the Public Policy Committee of GTE.

HOWARD SLOAN                Mr. Sloan is a private investor. Prior to joining GTE's Board he
71     1991                 was a Director of Contel Corporation. Mr. Sloan is a Trustee and
                            Chairman of the Board of the New York Blood Center and a Trustee
                            of Lincoln Center Theater. He is a member of the Audit Committee, the Public Policy Committee and the Pension Trust Coordinating
                            Committee of GTE.

JAMES W. WALTER             Founder of Walter Industries, Inc. (formerly Jim Walter
72     1969                 Corporation), home construction-building materials manufacturer, in 1946 and Chairman of its Board since 1962. Mr. Walter also serves on the Board of Directors of Anchor Glass Container
                            Corporation and Contel Cellular Inc. Mr. Walter is Chairman of
                            the Executive Compensation and Organizational Structure Committee
                            and a member of the Nominating Committee and the Strategic
                            Issues, Planning and Technology Committee of GTE.

CHARLES WOHLSTETTER         Vice Chairman. Prior to joining GTE's Board, he was Chairman of
84     1991                 the Board of Contel Corporation. He was one of the three
                            co-founders of Contel and had served on its Board since 1960. Mr.
                            Wohlstetter was an investment banker and a member of the New York
                            Stock Exchange, Inc. earlier in his career. He is Chairman of the
                            Board of Tesoro Petroleum Corporation and a Director of Contel
                            Cellular Inc. and Fifth Dimension Inc. Mr. Wohlstetter has a
                            broad range of business, cultural, civic, scientific, educational and charitable interests and serves on various boards, councils, commissions, and advisory groups in those areas. He is Chairman of the Strategic Issues, Planning and Technology Committee and a
                            member of the Pension Trust Coordinating Committee and the Public
                            Policy Committee of GTE.

                            BIOGRAPHICAL INFORMATION

       DIRECTOR, AGE
      AND YEAR ELECTED                 PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                                     CLASS I DIRECTORS
                            TERM EXPIRING AT 1996 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
EDWARD H. BUDD              Chairman of the Executive Committee and Director of the Travelers
61     1985                 Group. From January 1994 to September 1994 Mr. Budd was Chairman
                            of Travelers Insurance Group, Inc. Mr. Budd was elected Presi-
                            dent and Chief Operating Officer in 1976, Chief Executive Officer
                            in 1981 and Chairman in 1982. He is a Director of Delta Air
                            Lines, Inc. and a member of The Business Council. He is Chairman of the Public Policy Committee and a member of the Nominating
                            Committee and the Pension Trust Coordinating Committee of GTE.

JAMES L. JOHNSON            Retired Chairman and Chief Executive Officer. Mr. Johnson, who
67     1985                 retired in 1992, has been designated Chairman Emeritus by the
                            Board. He joined GTE in 1949 and has held a variety of management positions within the Telephone Operations Group. He was elected
                            President of the GTE Telephone Operations Group in 1981, Senior
                            Vice President of GTE and President and Chief Operating Officer
                            of its Telephone Operations Group in December 1983, President and
                            Chief Operating Officer of GTE in March 1986 and became Chairman and Chief Executive Officer in May 1988. Mr. Johnson is a
                            Director of MONY (The Mutual Life Insurance Company of New York),
                            Valero Energy Corporation, Harte-Hanks Communications, Inc.,
                            Greyhound Financial Corp., CellStar Corporation, Contel Cellular
                            Inc., BC TEL, Compania Anonima Nacional Telefonos de Venezuela
                            (CANTV) and VenWorld, and a member of the Texas Tech University
                            Board of Regents. He is a Trustee of the Joint Council on
                            Economic Education and a member of the Audit Committee, the
                            Pension Trust Coordinating Committee and the Strategic Issues,
                            Planning and Technology Committee of GTE.

JAMES L. KETELSEN           Retired Chairman of Tenneco Inc. Mr. Ketelsen retired as Chairman
64     1986                 of Tenneco in 1992. He was elected Executive Vice
                            President - Finance of Tenneco Inc. in 1972 and was appointed
                            Chairman and Chief Executive Officer in 1978. He is a Director of
                            J. P. Morgan & Co. Incorporated and its principal subsidiary,
                            Morgan Guaranty Trust Company of New York, and of Sara Lee
                            Corporation and a Trustee of Northwestern University. Mr.
                            Ketelsen is Chairman of the Audit Committee and a member of the
                            Executive Compensation and Organizational Structure Committee and
                            the Pension Trust Coordinating Committee of GTE.

                            BIOGRAPHICAL INFORMATION

       DIRECTOR, AGE
      AND YEAR ELECTED                 PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                                    CLASS I DIRECTORS
                            TERM EXPIRING AT 1996 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
CHARLES R. LEE              Chairman and Chief Executive Officer. Mr. Lee joined GTE in 1983
55     1989                 as Senior Vice President - Finance and in 1986 he was named
                            Senior Vice President - Finance and Planning. He was elected
                            President and Chief Operating Officer, effective January 1, 1989, and became Chairman and Chief Executive Officer in 1992. Prior to
                            joining GTE, he held various financial and management positions in the steel, transportation and entertainment industries. Mr.
                            Lee is a Director of United Technologies Corporation, USX
                            Corporation, The Procter & Gamble Company and Contel Cellular
                            Inc. He is a member of the Business Roundtable, a Trustee of the
                            Board of Trustees of Cornell University, a Trustee of the
                            National Planning Association and Chairman of the New American
                            Realities Committee of the National Planning Association, a
                            member of The Conference Board, Harvard Business School's Board
                            of Directors of the Associates, and a Director of the Stamford
                            Hospital Foundation. Mr. Lee is a Personal Trustee of the GTE
                            Foundation and a member of the Strategic Issues, Planning and
                            Technology Committee of GTE.

MICHAEL T. MASIN            Vice Chairman of the Board. Mr. Masin was elected Vice Chairman
50     1989                 on October 20, 1993. Prior to that, he was Managing Partner of the New York office of the law firm of O'Melveny & Myers. In addition, Mr. Masin was Co-chair of the firm's International
                            Practice Group. Mr. Masin joined the firm in 1969 and became a partner in 1977. He is a Director of the Trust Company of the
                            West (Los Angeles), DynCorp and Contel Cellular Inc. Mr. Masin is
                            a Trustee of The American University, a Personal Trustee of the
                            GTE Foundation, a member of the Business Committee of the Board of Trustees of the Museum of Modern Art and a member of the
                            Council on Foreign Relations.

                                    ITEM 2.

     The following resolution will be offered by the Board of Directors at the meeting:

     RESOLVED: That the appointment of Arthur Andersen LLP by the Board of Directors of the Corporation to conduct the annual audit of the financial statements of GTE Corporation and its subsidiary companies for the year ending December 31, 1995 is ratified, confirmed and approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors of GTE first appointed Arthur Andersen LLP ("Arthur Andersen"), independent public accountants, as its auditors in 1935 and has reappointed the firm as auditors each succeeding year to date. As a result of Arthur Andersen's knowledge of GTE's operations and reputation in the auditing field, the Board of Directors is convinced that the firm has the necessary personnel, professional qualifications and independence to act as GTE's auditors. The Board has again selected Arthur Andersen as GTE's auditors for the year 1995 and recommends that the shareholders ratify and approve the selection. Arthur Andersen's fees for recurring auditing and tax services for GTE and all of its subsidiaries for the year ended December 31, 1994 are estimated at $9.2 million.

     In the event this resolution does not receive the necessary vote for adoption, or if for any reason Arthur Andersen ceases to act as auditors for GTE, the Board of Directors of GTE will appoint other independent public accountants as auditors.

     Representatives of Arthur Andersen will attend the Annual Meeting. They will have the opportunity to make a statement and also will be available to respond to appropriate questions from shareholders at the meeting.

                                    ITEM 3.

     Mr. John J. Gilbert, representing 300 shares of stock and/or Margaret R. Gilbert, representing 300 shares of stock, and Margaret R. Gilbert and John J. Gilbert, co-trustees under the will of Caston J. Gilbert for 300 shares, and representing an additional family interest of 800 shares, and also representing Corporate Democracy, Inc. (a not-for-profit-corporation), 29 East 64th Street, New York, New York 10021-7043, for 300 shares of Common Stock; and Margaret R. and/or John J. Gilbert trustees under the will of Samuel Rosenthal for 1,400 shares of Common Stock; and M. Allan Frank, 6882 East Center Avenue, Denver, Colorado 80224-1503, representing 100 shares; and Edward and/or Edith Rudy, Box 7077, Yorkville Station, New York, New York 10128-7077, who state that they are the beneficial owners of 519.262 shares of Common Stock, have informed GTE that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "RESOLVED: That the stockholders of GTE Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

     The following is the statement submitted in support of this proposal:

          "Continued, very strong support along the lines we suggest were shown at the last annual meeting when 29%, an increase over the previous year, 41,746 owners of 181,769,379 shares, were cast in favor of this proposal. The vote against included 43,701 unmarked proxies.

          Last year ARCO, to its credit, voluntarily ended theirs stating that when a very high percentage, 34.6%, desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as Pacific Enterprises, Katy Industries, Hanover Direct and others.

          Because of normal need to find new directors and because of environmental problems and the recent avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

          Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they now do not have a staggered board.

          The Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal affecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally at the adjourned meeting enough votes were counted to recall him.

          If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that a staggered board, where approximately one-third of the directors are elected annually, is in the best interests of the Corporation and its shareholders. This system helps provide continuity and stability of GTE's management and policies because a majority of the directors at any one time will have prior experience as directors of GTE and in-depth knowledge of the Corporation. This system permits directors to effectively represent the interests of all shareholders in a variety of circumstances, including those created by a minority shareholder.

     This proposal seeks to reverse the action taken by GTE's shareholders at a special meeting in 1986. Approximately 75.6% of the Corporation's shares voted at that meeting approved the creation of a staggered board. GTE continues to believe that this system is in the best interests of the Corporation and its shareholders and that it is not necessary to reverse this action of its shareholders.

                                    ITEM 4.

     GTE has been notified by the International Brotherhood of Electrical Workers, 6603 East Chelsea Street, Tampa, Florida 33610, and sponsors Guy A. Langlais, 5158 Lancewood Drive, Sarasota, Florida 34232, Gary Nelson, 533 5th Street, S.E., Largo, Florida 34641, Richard Olone, 1833 Oakdale Lane S., Clearwater, Florida 34624, Danny Johnson, 12422 Balm Riverview Road, Riverview, Florida 33569, and Rick Lear, 1549 Foxridge Run S.W., Winter Haven, Florida 33880, each representing at least 100 shares of Common Stock, that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "WHEREAS, in 1991 GTE's outside board of directors received an approximate 44% increase in their retainer which automatically increased their retirement by approximately 44%;

          WHEREAS, Mr. Johnson, former C.E.O. of GTE, did in fact enjoy an increase in 1990 wages of $489,109 (29.65%) and in 1991 wages of $648,769
     (30.53%);

          WHEREAS, Mr. Johnson, former C.E.O. of GTE, received a 574% increase in his stock options in 1991;

          WHEREAS, we believe that the top executives are not sharing in cost cutting measures and in fact are enhancing their pay with business efficiencies which adversely affect rank and file employees;

          WHEREAS, we believe the employees feel that all business efficiencies are not being shared equally;

          RESOLVED, that the shareholders request the board of directors:

          Take all necessary steps to establish criteria to guide management in setting fair executive compensation levels whereby (a) any individual executive officer's compensation (wages, bonuses, and stock grants, options and rights) would not exceed 75 times the wages of GTE's average hourly employee and (b) that executive wages and compensation be more closely linked to company profits."

     The following is the statement submitted in support of this proposal:

          "This proposal is submitted by a group of GTE Western Division shareholder/employees. We are members and/or officers of Local 824, International Brotherhood of Electrical Workers.

          1. The economic health and viability of GTE and its shareholders is intrinsically linked to the economic health and viability of the United States economy.

          GTE's success is, in large part, dependent on the corporation's ability to sell its goods and services to an affluent society. Year after year, GTE's hourly employees have had an adjusted-for-inflation wage decrease. The effect of this corporate strategy is GTE denying itself a segment of affluent society necessary for GTE's future success. The huge disparity in the compensation of the Board of Directors and GTE's hourly employees is counter-productive in establishing a team approach to the competitive and technological challenges GTE faces now and in the future. By establishing a link between the Board of Directors compensation and the hourly employees compensation, all GTE employees and shareholders will share equitably in the fruits of GTE's labors and in the promise of a prosperous future.

          2. In order to remain competitive in a world market and limit demands on the resources of the company, top executives must become 'lean and mean' in a like manner with their employees.

          This proposal will result in a reduction in executive compensation to approximately 1990 levels. The 1993 10-K report includes the information that access lines have increased 15% over the last four years, while GTE's United States employment has decreased 27% since 1988. The remaining GTE employees have dramatically increased their productivity, while the cost of their labor has decreased.

          The years 1991 through 1993 saw dramatic fluctuation in executive compensation levels without any appreciable increase in productivity. It is in the best interest of GTE and its shareholders to establish criteria to insure all compensation is earned not granted."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors strongly believes that GTE has already established criteria for setting fair compensation levels. As discussed in the Report of the Executive Compensation and Organizational Structure Committee of GTE's Board of Directors (the "Executive Compensation Committee"), the Executive Compensation Committee approves the salary ranges for executives and reviews the salary and increases in base salary for all senior executives of GTE's subsidiaries and for all senior executives of GTE Corporation.

     The Executive Compensation Committee has adopted a compensation philosophy that relates the level of compensation to GTE's success in meeting annual and long-term goals, rewards individual achievement and is competitive with other major companies in the telecommunications industry. GTE believes that this philosophy enables it to attract and retain the most qualified individuals to lead GTE's business undertakings. In determining executives' compensation, the Executive Compensation Committee relies on competitive data and carefully assesses GTE's overall performance and individual achievement.

     Accordingly, the Board of Directors believes that criteria are already in place to ensure that the compensation of GTE's executives is fair and closely linked to GTE's performance. It recommends a vote against the proposal establishing a limit on such compensation based upon a stated multiple of other employee compensation.

                                    ITEM 5.

     GTE has been notified by the International Brotherhood of Electrical Workers Telephone Coordinating Council No. 2, Neal M. Davis, Schuchat, Cook & Werner, The Shell Building, Suite 250, 1221 Locust Street, Saint Louis, Missouri 63103-2364, representing 60 shares of Common Stock, that it intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "RESOLVED: The Shareholders of the GTE Corporation recommend that the Board of Directors consider the following nonbinding proposal: With respect to future compensation of active executive officers of GTE, the GTE shareholders recommend that the Board of Directors voluntarily take whatever steps it deems necessary and proper to implement a plan which would limit the total annual cash compensation (salary plus bonuses awarded under the Executive Incentive Plan) of GTE executive officers so that this compensation will not be increased by an amount greater than the average percentage pay increase granted to GTE employees annually."

          The following is the statement submitted in support of this proposal:

          "In recent years, there has been widespread public debate concerning executive compensation policies and practices. Often this debate has focused on what is perceived by many to be excessive salaries, bonuses and incentives granted to senior executive officers in America, particularly when compared to compensation packages of their counterparts in Japan and Germany. The debate over excessive executive compensation is also a part of a larger concern over the growing inequity in income distribution in America. An article in the New York Times on Friday, October 7, 1994 reported on recent figures made public by the U.S. Census Bureau showing that the typical American household saw its income decline in 1993 by about $300, even though the economy grew by 3%. From 1989 to 1993, the typical American household lost $2,344 in annual income, a fall of 7%. While the Census Bureau reported that average per capita income was up by 1.8% in 1993, most of the benefits flowed to the wealthiest Americans. The Census Report showed record levels of inequality, with the top fifth of American households earning 48.2% of the nation's income, while the bottom fifth earned just 3.6%. This Shareholder Proposal is a modest attempt to address this unfortunate trend.

          This proposal recommends that the Board of Directors implement a plan to limit annual executive compensation so that this compensation increases no more than the average annual pay increase granted to other GTE employees. The proposal is intended to assure shareholders and employees that GTE's hard earned profits will be used for research and development, equipment modernization, and other endeavors which build a stronger, more profitable, and more competitive corporation. Furthermore, this proposal could establish GTE as a leader in creatively addressing the issue of executive compensation, thereby enhancing its corporate image.

          If you agree, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board believes that arbitrary limits on executive compensation called for in the proposal would interfere with GTE's ability to attract, retain and reward key executives in a manner commensurate with their contributions to GTE and, accordingly, recommends a vote against the proposal.

     GTE's executive compensation structure is designed to attract and retain talented executives who can lead GTE and direct its business efforts in an increasingly competitive environment. As discussed in the Report of the Executive Compensation and Organizational Structure Committee of GTE's Board of Directors (the "Executive Compensation Committee"), a key element of executive compensation structure is that approximately 60% of an executive's compensation is "at risk." This means that there is a significant upside as well as downside risk in such an individual's compensation depending on GTE's performance, financial and otherwise. Accordingly, it is not practical to establish an arbitrary limit on the total increase in compensation in a given year.

     The amount of wage increases for employees represented by unions is based upon negotiations between the company and the union. The Executive Compensation Committee sets the executive pay ranges based upon comparative data from similar companies. The ranges are generally broad and allow for recognition of individual experience and performance. The Executive Compensation Committee reviews the salary and increases in base salary for all senior executives of GTE's subsidiaries and for all senior officers of GTE Corporation.

     The Board of Directors believes that adequate review and controls on executive salaries are already in place. Moreover, it believes that the amount of increases granted to executives is consistent with GTE's performance.

                                    ITEM 6.

     GTE has been notified by the Missionary Oblates of Mary Immaculate, 8818 Cameron Street, Silver Spring, Maryland 20910-4113, which states that it is the beneficial owner of 2,000 shares of Common Stock; and the Sisters of St. Joseph of LaGrange, 205 West Monroe, 2W, Chicago, Illinois 60606, which states that it is the beneficial owner of 700 shares of Common Stock, that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "WHEREAS WE BELIEVE:

          The responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

          Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

          Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems;

          Uniform standards for environmental reports permits comparisons of performance over time. It also allows companies to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

     WHEREAS:

     The Coalition for Environmentally Responsible Economies (CERES) -- which comprises large institutional investors (including shareholders of this Company), with $160 billion in stockholdings, public interest representatives, and environmental experts -- consulted with corporations and produced comprehensive public standards for both environmental performance and reporting. Over 80 companies, including Sun (Oil), General Motors, H.B. Fuller, Polaroid, and Arizona Public Service Company have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune 500 endorsers speak enthusiastically about the benefits that flow from working with
CERES: increasing public credibility; adding 'value' to the company's environmental initiatives; and advancing the company's own environmental plans and agenda.

     In endorsing the CERES Principles, a company commits to work toward:

         1.  Protection of the biosphere
         2.  Sustainable use of natural resources
         3.  Waste reduction and disposal
         4.  Energy conservation
         5.  Risk reduction
         6.  Safe products and services
         7.  Environmental restoration
         8.  Informing the public
         9.  Management commitment
        10.  Audits and reports

          (Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel.:
     617/451-0927.)

          RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact."

          The following is the statement submitted in support of this proposal:

          "Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaborating with this corporate-environmental-investor-community coalition to develop: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing.

          We invite our Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually publishing an environmental report in the format of the CERES Report. This will complement -- not supplant -- internal corporate environmental policies and procedures.

          Without such public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards upheld by management and stakeholders alike. Shareholders are asked to vote FOR this resolution to encourage our Company to demonstrate environmental leadership and accountability."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     GTE takes environmental issues seriously and is committed to a clean and safe environment. As a matter of practice, GTE's operating units are expected to comply with or exceed local, state and federal standards and reporting requirements established for their industries and types of operations. These standards have been set through public participation (including GTE's stakeholders) in the government regulation process. In addition to complying with governmental laws and regulations, GTE units are striving to improve the environmental quality of their operations in three specific areas:

           -- Reducing the use of environmentally hazardous materials;

           -- Minimizing discharges into the environment; and

           -- Reducing both hazardous and non-hazardous waste volume.

     GTE units are continuing to accomplish those objectives in a number of ways: by reducing their use of hazardous materials by substituting non-hazardous materials for hazardous ones as new technologies become available; by promoting recycling; by upgrading material containment and disposal operations; and by utilizing environmentally friendly, low-energy, consuming products.

     The Board of Directors believes that implementation of the proposal, though well-intentioned, would serve to burden the Corporation and its shareholders with additional requirements and costs while not providing any greater environmental protection than already exists.

     GTE finds the CERES Principles to be ambiguous in several respects and also to cause some concerns to be raised. For example, implementation of the Principles would require GTE to complete a CERES environmental report. However, no generally accepted environmental audit standards by which to create such a report presently exist. Additionally, the CERES report form does not relate to the majority of GTE's businesses which are of a service nature.

     In summary, the Board of Directors believes that the environment is important and that the Corporation continues to take significant steps to ensure that it contributes in a meaningful way to the preservation and enhancement of a safe and healthy environment for the present and future generations.

                                    ITEM 7.

     GTE has been notified by the Sisters of Mercy of the Americas, Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, which states that it is the owner of 200 shares of Common Stock; and the National Council of the Churches of Christ, 475 Riverside Drive, Fifth Floor, New York, New York 10115-0050, which states that it is the owner of 2,000 shares of Common Stock, that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "RESOLVED: The shareholders request our company to prepare a report at reasonable cost available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by September 1995.

          1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1992, 1993, 1994 listing either numbers or percentages in each category.

          2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

          3. A description of any policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belong to ethnic minorities.

          4. A description of how our company publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

          5. A description of any policies and programs directing the purchase of goods and services to minority- and/or female-owned business enterprises."

          The following is the statement submitted in support of this proposal:

          "GTE is the largest U.S. based local telephone company and the fourth-largest publicly owned telecommunications company in the world. We believe this position requires a greater responsibility for corporate commitment to equal employment opportunity and policies opposing all forms of discrimination. Since a substandard equal employment opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain types of business, we believe it is in the company's and shareholder's interests to have information on our company's equal employment record available. Last year 14.4% of the GTE shareholders voted in favor of a Equal Employment Report, a significant vote.

          One of the country's largest institutional investors the California Public Employees' Retirement System includes workplace performance guidelines as part of their corporate performance criteria. The Department of Labor's Glass Ceiling Commission has for the last four years conducted studies with the help of a number of corporations and in 1994 held public hearings to ascertain the status of equality and diversity in Corporate America. In 1995 the Commission will report to the President their recommendations.

          We believe a report containing the basic information requested in this resolution keeps the issue high on top management's and the Board of Directors' agenda and reaffirms our public commitment to equal employment opportunity and programs responsive to the concerns of all employees. Publicizing our standards is helpful to our investors and the companies with whom we do business.

          We are requesting that EEO information already gathered for the purpose of complying with government regulations be made available to company shareholders on request. The format of the report requested is not the central question. Many corporations openly release their EE0-1 information in annual reports or public interest booklets.

          Different companies use different styles in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Meyers-Squibb and Travellers produced a substantial magazine style report. Campbell Soup produced a straightforward four page document. Dozens of other companies also do these reports. We feel this request is fair and reasonable."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     GTE is strongly committed to equal employment opportunity as evidenced by its policies and programs. GTE has taken a variety of actions in support of that goal including the adoption of an equal employment policy that is communicated to employees and reinforced in a variety of communications; establishing a corporate-wide Workforce Diversity Forum in 1992; designating a senior member of management to lead workforce diversity efforts; conducting training programs for managers in a variety of areas including employment law and workforce diversity; establishing relationships with numerous minority organizations and educational institutions to enhance GTE's efforts to attract talented candidates for employment; and a variety of other initiatives. GTE is also a significant contributor to educational initiatives designed to enhance educational and employment opportunities for minorities.

     More specifically, GTE's Associate Development Program serves as a prime source of attracting, hiring and retaining qualified females and minorities. One-third of all Associates hired as potential future management personnel are minorities, and 50 percent are female. A conscientious effort is made on an on-going basis to establish a high ratio of both females and minorities.

     To further accelerate our efforts to attract, hire and retain female and minority employees, GTE maintains active membership in a variety of organizations and regularly attends career fairs conducted by associations of minority professionals.

     Other initiatives which demonstrate GTE's commitment to the hiring and advancement of women and minorities can be found throughout the business units in activities which include: mentor program, career counseling, cultural awareness, diversity symposiums and workshops, flexible leaves of absence for dependent care, flexible work schedules and telecommuting and cross-functional training (job swapping).

     The foregoing affirms GTE's commitment and efforts towards equal employment opportunity and the recruiting, hiring and retaining of women and minorities for management positions throughout the organization. Therefore, the Board of Directors does not believe that the additional reporting requested by the proponents would serve any useful purpose.

                                    ITEM 8.

     GTE has been notified by Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, representing 635 shares of stock, that he intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "RESOLVED, that the shareholders assembled in person and by proxy recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

          The following is the statement submitted in support of this resolution:

          "Aside from the usual reasons, presented in the past, regarding 'double dipping', that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy unacceptable.

          Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

          But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management 'cronyism' that can easily be at odds with shareholder and company interest.

          A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

     I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The best interests of GTE and its shareholders are served by having the most talented, experienced and committed individuals serving as outside directors. Retirement benefits for outside directors are now a common form of compensation at large U.S. corporations. According to recent surveys, nearly 80% of the largest 100 corporations have adopted such plans. In order to attract and retain highly sought after individuals for Board service, GTE must provide a competitive total compensation program inclusive of a retirement plan. GTE has also determined that paying a portion of total compensation in the form of a retirement benefit is appropriate since it provides not only an incentive to join the Board but to remain on the Board for a period of time in order to gain the experience and knowledge of GTE's complex business.

     The retirement benefit that is payable under the Retirement Plan for Non-Employee Members of the Board of Directors of GTE Corporation (the "Directors Retirement Plan") is based upon the directors' compensation in effect at the time a director retires. The compensation includes three components -- the cash retainer, the value of certain shares awarded under the PSP and the value of certain shares awarded under the LTIP. Two of the three components of compensation are stock based and, accordingly, the retirement benefit is closely tied to GTE's stock and re-enforces the mutual interest of GTE's directors and shareholders. Moreover, the design of this plan ensures that this commonality of interest is long-term and continues beyond a director's retirement date. Therefore, the Board of Directors recommends retaining the Directors Retirement Plan.

                                    ITEM 9.

     GTE has been notified by Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, New York 11024, representing 508 shares of stock, that he intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

          The following is the statement submitted in support of this resolution:

          "Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as 'golden parachutes'. These contracts are awarded without shareholder approval.

          The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

          Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

          As a founding member of the Investors Rights Association of America it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

     I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the change in control agreements provide a reasonable contingent benefit which serves the best interest of shareholders and are an impartial and entirely appropriate element of sound corporate governance. The agreements in place (which are described on pages 15 and 16 of this Proxy Statement) are designed to ensure that management assesses a takeover bid objectively, and advises the Board as to whether the bid is in the best interest of GTE and its shareholders without undue concern for personal financial loss or other personal uncertainties. Therefore, the agreements are intended to minimize rather than create a conflict of interest for executives in the event of a tender offer or other takeover bid.

     It is important to note that under the agreements, no benefit is paid unless (1) a change in control occurs and, (2) thereafter, the executive is discharged from employment or is otherwise adversely affected by the change in control (as described on page 15 of this Proxy Statement). Thus, it is the potential acquirer -- and not the executive -- who controls whether the termination benefits will be owed. As a result, the Board strongly believes that the executives covered by the agreements do not have any financial or other incentive to act detrimentally to the shareholders' interest.

     The agreements have no current cost to GTE or its shareholders. Management also believes that the agreements do not affect the legal responsibility of executive officers to the shareholders with respect to discharging their duties and responsibilities. The GTE agreements are similar to other such agreements which exist at the majority of companies within our industry and among large U.S. corporations.

     The Board believes that requiring shareholder approval of these agreements may weaken the Board's flexibility to act promptly, decisively and with a competitive edge with respect to attracting and retaining seasoned executives, thereby potentially depriving the Corporation and the shareholders of the strength and leadership necessary to strive for long term maximization of shareholder value.

OTHER MATTERS

     The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting and knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the judgment of the Board of Directors.

     Financial statements for GTE and its consolidated subsidiaries are included in GTE's Annual Report to shareholders for the year 1994 which was mailed to the shareholders beginning March 3, 1995.

     A COPY OF GTE'S 1994 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE AFTER MARCH 31, 1995 WITHOUT CHARGE TO THOSE SHAREHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING GTE. TO OBTAIN A COPY, PLEASE WRITE TO: MARIANNE DROST, SECRETARY, GTE CORPORATION, ONE STAMFORD FORUM, STAMFORD, CONNECTICUT 06904.

                                         By order of the Board of Directors,

                                                MARIANNE DROST
                                                  Secretary

Dated: March 3, 1995

      (MAP SHOWING ROUTES TO GTE CORPORATION ANNUAL SHAREHOLDERS MEETING)

                                                [GTE LOGO]
                                                GTE CORPORATION
                                                One Stamford Forum
                                                Stamford, Connecticut 06904
                                                Telephone: 203-965-2000

March 3, 1995

The Annual Meeting of Shareholders of GTE Corporation will be held at 2:00 P.M., Local Time, on Wednesday, April 19, 1995, at the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut.

The Proxies will vote your shares in accordance with your directions on this card. If you do not indicate your choices on this card, the Proxies will vote your shares in accordance with the directors' recommendations.

Please fill in the boxes on the proxy card to indicate how your shares should be voted, sign and date your proxy card and return it as soon as possible in the enclosed postpaid envelope. If you do not sign and return your proxy card, the Proxies cannot vote your shares at the Annual Meeting.

                                                            Marianne Drost
                                                            Secretary



                           PLEASE DETACH AT PERFORATION

/X/ Please mark
    votes as in
    this example.

                  DIRECTORS RECOMMEND A VOTE "FOR"

1.  Election of five Class III directors:
    Edwin L. Artzt, Kent B. Foster, Sandra O.
    Moose, Russell E. Palmer, Robert D. Storey, and election of Nicholas L. Trivisonno as a class II director.

            FOR     WITHHELD
            / /       / /



/ /
- --------------------------------
For all nominees except as noted

2.  Ratification of
    appointment               FOR   AGAINST   ABSTAIN
    of auditors.              / /     / /       / /

                    MARK HERE     / /
                       FOR
                  ADDRESS CHANGE



                    MARK HERE     / /
                       FOR
                    COMMENTS

                  MARK HERE TO    / /
                   DISCONTINUE
               DUPLICATE MAILINGS


              DIRECTORS RECOMMEND A
          VOTE "AGAINST" THE FOLLOWING
              SHAREHOLDER PROPOSALS

                              FOR   AGAINST   ABSTAIN
3.  Eliminate the             / /     / /       / /
    staggered
    election
    of directors.

4.  Limit                     / /     / /       / /
    executives'
    compensation.

5.  Limit                     / /     / /       / /
    executives'
    pay increases.

6.  Endorse                   / /     / /       / /
    the CERES
    principles.

7.  Report on EEO/Affirm-     / /     / /       / /
    ative Action Program.

8.  Eliminate                 / /     / /       / /
    directors' re-
    tirement plan.

9.  Require shareholder       / /     / /       / /
    vote on contracts
    paying compensation
    on a change in
    control.


SIGNATURE                                    DATE
         ----------------------------------      --------------     Please sign exactly as your name(s) appear
SIGNATURE                                    DATE                 (If more than one name appears, all must sign.)
         ----------------------------------      --------------


PROXY SOLICITED BY BOARD OF DIRECTORS FOR GTE'S ANNUAL MEETING OF SHAREHOLDERS ON APRIL 19, 1995.

The owner of the shares represented by this proxy hereby appoints Charles R. Lee and Marianne Drost, or either of them, Proxies to vote at GTE's Annual Meeting of Shareholders on April 19, 1995 and any adjournments or postponements thereof on matters which may properly come before the Annual Meeting, in accordance with and as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is acknowledged.

THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS.

      P.O. Box 2201
      Boston, MA 02107-9801
                                                            --------------
PLEASE SIGN ON THE OPPOSITE SIDE AND RETURN                  SEE OPPOSITE
THE PROXY CARD IN THE ACCOMPANYING ENVELOPE.                     SIDE
                                                            --------------